UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549-1004

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): October 14, 2009

HANMI FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-30421	95-4788120
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

3660 Wilshire Boulevard
Los Angeles California	90010
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (213) 382-2200

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b). Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 14, 2009, John Park, Hanmi Bank’s Chief Credit Officer, passed away. Mr. Park was hired as Executive Vice President and Chief Credit Officer of Hanmi Bank on August 27, 2008. Jay S. Yoo, Hanmi Bank’s President and Chief Executive Officer, will perform the duties of Chief Credit Officer until an interim or permanent Chief Credit Officer is appointed.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On October 14, 2009, the Board of Directors of Hanmi Financial Corporation unanimously approved an amendment to Section 3.2 of its Bylaws whereby it reduced the minimum and maximum number of directors to five (5) and eleven (11) from seven (7) and fifteen (15). This amendment is effective immediately.
Section 3.2 now reads as follows:
“Section 3.2. Number. Except as may be provided by the terms of any class or series of stock having a preference over the Corporation’s Common Stock, the number of directors of the Corporation shall be fixed from time to time by resolution of the Board of Directors, but shall not be less than five (5) and not more than eleven (11) and the exact number of directors shall be fixed from time to time by the Board. Commencing with the annual meeting of stockholders in 2010, the stockholders shall elect members of the Board of Directors for a term expiring at the next annual meeting of stockholders, subject to the rights of the holders of any class or series of stock having a preference over the Corporation’s Common Stock.”
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
       99.1 Press Release, dated October 15, 2009, issued by Hanmi Financial Corporation.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 16, 2009	Hanmi Financial Corporation
	By:	/s/ JAY S. YOO
Jay S. Yoo
President and Chief Executive Officer